GREENSPRING FUND, INC.
SIXTH AMENDMENT TO THE TRANSFER AGENT
SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of May 12, 2016, to the Transfer Agent Servicing Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010, February 1, 2011, April 25, 2012 and May 30, 2013 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 12. Term of Agreement; Amendment shall be superseded and replaced with the following:

12.  Term of Agreement; Amendment; Early Termination. This Agreement will continue in effect through June 30, 2019. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to June 30, 2019, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2019, the Fund agrees to pay the following fees:

a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination.  In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

Amended Exhibit B, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elizabeth Agresta Swam	By: /s/ Ian Martin

Name: Elizabeth Agresta Swam	Name: Ian Martin

Title: 5/23/16	Title: Executive Vice President

Amended Exhibit B to the Transfer Agent Servicing Agreement
Greenspring Fund, Inc.

TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE effective July 1, 2016
Service Charges to the Fund*
Shareholder Services Fee per Fund:
       $___ per open account
       $___ Matrix Level 3 account
       $___ per closed (zero balance) account

Subject to an annual minimum of $28,000 per fund

Activity and Other Charges

♦ Telephone Calls – $___ per minute
♦ Lost Shareholder Search - $___ /search*
♦ AML New Account Service - $___*
♦ ACH/EFT Shareholder Services:
$___ /month/fund group
$___ /ACH item, setup, change*
$___ /correction, reversal*
♦ Average Cost Basis Tracking - $___ per direct, non-IRA account per year

Miscellaneous Costs:
Including but not limited to:
♦ Telephone toll-free lines, call transfers, etc.*
♦ Insurance, records retention, microfilm/fiche*
♦ ACH fees*
♦ NSCC charges from DTCC*
♦ Mailing, postage printing
♦ Stationery, envelopes
♦ Additional proxy services

Service Charges to Investors (if applicable)

Qualified Plan (IRA) Fees (Billed to Investors)
♦ $___ /qualified plan acct (Cap at $___/SSN)
♦ $___ /outgoing wires

Technology Charges (if applicable)
MFx Report Source $___ - WAIVED

NSCC Service Interface
Setup - $___ per fund group
Annual - $___ per cusip/year

Telecommunications and Voice Services
Service Setup - $___
VRU Setup - $___ per fund group
VRU Maintenance - $___ per fund/year
$___ /voice response call*

Development/Programming - $___ /hour
File Transmissions – subject to requirements
Select reports (non-standard) - $___ per select

Conversion of Records – $___

Fees are billed monthly

*Subject to CPI increase, Milwaukee MSA. – WAIVED if three year agreement term signed